Marina Biotech Announces Agreement for Drug Development and Licensing with Autotelic Bio

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City of Industry, CA – January 16, 2018 – Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology, announced today that the Company has entered into a binding agreement with Autotelic Bio Inc., to enter into a license of Marina’s IT-103 clinical program, for exclusive development and marketing outside of the United States and Canada.

Under the agreement, Autotelic Bio, a Korean based biotechnology company, will obtain a perpetual license to have the right and responsibility to begin clinical development of IT-103 for marketing approval in South Korea and territories outside of United States and Canada. Through the agreement, Marina will be entitled to the clinical trial data and any enhancements and inventions developed by Autotelic Bio during this process, as well as royalties on sales. Under this agreement, Marina retains all rights and territories to IT-103 as non-addictive opioid replacement for extreme pain as well as treatment for familial adenomatous polyposis (FAP).

“We are pleased to execute the agreement for drug development and licensing with Autotelic Bio for IT-103. This will free up internal resources at Marina while gaining access to regulatory dossier for obtaining marketing approval of IT-103 in the US and Canada,” said Dr. Vuong Trieu, executive chairman of Marina. “The terms of our agreement are a non-dilutive solution for shareholders and accelerate our development timeline.”

The IT-103 Clinical Program

IT-103 is a fixed dose combination of celecoxib, a COX-2 selective nonsteroidal anti-inflammatory drug, and Olmesartan, an antihypertension drug. The Company believes that by combining a COX-2 inhibitor with an antihypertensive in a single fixed dose combination oral tablet, IT-103 will offer an improved safety profile as compared to currently available and previously marketed COX-2 inhibitors as well as address patients with arthritis who are concurrently taking antihypertension drugs. IT-103 will initially be developed for treatment of combined arthritis and hypertension followed with indication expansion to extreme pain as non-addictive opioid replacement as well as FAP.

About Autotelic Bio

Autotelic Bio is a privately held research and development company focusing on pharmacological synergy, Synergy Action Mechanism (SAM), to develop new drugs and improved drugs. Autotelic Bio is developing ATB-301 as immunotherapeutic drug and ATB-101 as Fixed Dose Combination for treatment of diabetic and hypertension. In particular, Autotelic Bio has recently confirmed the effectiveness of the ATB-301 immunotherapy anti-cancer drug through joint research with a pharmaceutical partner in Korea.

About Marina Biotech

Our mission is to provide effective and patient centric treatment for hypertension, including resistant hypertension, by creating a platform for the effective treatment of hypertension as well as for the distribution of fixed dose combination hypertensive drugs such as Prestalia and other drugs in our pipeline. The Company’s commercial product Prestalia is approved by US FDA for the treatment of hypertension and is being commercialized through the DyrctAxess platform. The Company is also developing and commercializing late stage, non-addictive pain therapeutics. The Company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the celecoxib from being prescribed at higher doses. The Company further believes that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events, and the Company hopes to be a mitigant to that epidemic. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR Contact:

Falguni Trieu

Email: ftrieu@marinabio.com

Investor Contact:

KCSA Strategic Communications
Valter Pinto or Allison Soss
PH: (212) 896-1254
Email: Valter@KCSA.com or ASoss@KCSA.com

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